EXHIBIT 10-45

Amendment No. 1 to
FirstEnergy Corp. Amended and Restated Executive Deferred Compensation Plan
(Effective September 28, 1985, Amended and Restated as of January 1, 2014)
WHEREAS, FirstEnergy Corp. (the “Company”), established the FirstEnergy Corp. Executive Deferred Compensation Plan, effective September 28, 1985, as amended and restated as of January 1, 2014 (the “Plan”);

WHEREAS, Section 10.1 of the Plan provides that the Plan may be amended, subject to certain conditions, by action of the Board of Directors of the Company (the “Board”) or Compensation Committee of the Board (the “Compensation Committee”) or by a writing executed on behalf of the Board or the Compensation Committee by the Company’s duly elected officers, effective on the thirty-first day following the date on which the Company notifies the participants;

WHEREAS, the Compensation Committee has delegated authority to officers of the Company to execute an amendment to the Plan;

WHEREAS, concurrently with entering into this Amendment No. 1 as of January 23, 2015, the Company is notifying the participants under the Plan on such date of the adoption of the Amendment No. 1 described herein; and

WHEREAS, the Company desires to amend the Plan to provide that, effective February 23, 2015, a Participant’s deferrals of performance shares into his or her Stock Account will be paid in cash once payments are distributed from the Stock Account and to provide that, with respect to deferrals made in 2016 and thereafter, distributions from a Stock Account made to a Participant who terminates employment prior to the applicable Initial Eligible Payment Date will be paid through the applicable Retirement Account for such Participant.

NOW, THEREFORE, in accordance with Section 10.1 of the Plan, the Plan is amended, effective as of February 23, 2015, as follows:

1.	Section 5.5(a) of the Plan is hereby amended by deleting it in its entirety and replacing it with the following:

“Benefit of Participant Employed on Initial Eligible Payment Date or with a Separation from Service on or after Age Sixty. With respect to balances that accrue in a Stock Account prior to January 1, 2016, an Employer shall pay a Participant who is employed by any Employer on his or her Initial Eligible Payment Date or who has a Separation from Service on or after age sixty (60) a Deferred Compensation Benefit equal to the amount of the Participant’s Stock Account earned by the Participant while he or she was employed by such Employer, including the Stock Premium, in Company common stock; provided that payments made with respect to (i) any dividend equivalents that accrue pursuant to Section 4.3(e) of the Plan after May 17, 2014; (ii) Short-Term Incentive Awards deferred after January 1, 2014; and (iii) Performance Shares that are deferred on or after February 23, 2015 shall, in each case, be paid in cash. Commencing January 1, 2002, a Participant may elect in his or her Participation Agreement to defer receipt of such payment to the Participant’s date of Separation from Service or death. If such an election is made, such Stock Account balance, including the Stock Premium, shall be transferred to a Retirement Stock Account or held in the Stock Account until Separation from Service or death and then transferred to a Retirement Account and paid in cash pursuant to the Participant’s elections or Plan provisions, whichever is applicable, under Sections 5.1, 5.2, 5.3 or 5.5 of this Plan.
With respect to balances that accrue in a Stock Account on or after January 1, 2016, an Employer shall pay a Participant who is employed by any Employer on his or her Initial Eligible Payment Date a Deferred Compensation Benefit equal to the amount of the Participant’s Stock Account earned by the Participant while he or she was employed by such Employer in cash. If the Participant incurs a Separation from Service prior to his or her Initial Eligible Payment Date with respect to balances that accrue in a Stock Account on or after January 1, 2016, then such balances shall be paid in accordance with Section 5.5(b) or 5.5(c) of this Plan.”

2.	Section 5.5(c) of the Plan is hereby amended by deleting it in its entirety and replacing it with the following:

“Benefit of Participant with Separation from Service on and after Age Sixty. Commencing January 1, 2002 and with respect to account balances in a Stock Account that accrue prior to January 1, 2016, if a Participant with a Stock Account balance that has not reached its Initial Eligible Payment Date Separates from Service for any reason including death or Disability on or after age sixty (60), such Stock Account, including the Stock Premium, shall be payable on the earlier of the date the Stock Premium becomes fully vested or the Initial Eligible Payment Date. A Participant may make an election each year in a Participation Agreement to receive the Stock Account, including the Stock Premium, either in the form of Company common stock or in cash and paid pursuant to the Participant’s elections or Plan provisions, whichever is applicable, under Article 5 of this Plan; provided that, notwithstanding the Participant’s election, payments made with respect to (i) any dividend equivalents that accrue pursuant to Section 4.3(e) of the Plan after May 17, 2014; (ii) Short-Term Incentive Awards that are deferred after January 1, 2014; and (iii) Performance Shares that are deferred on or after February 23, 2015 shall, in each case, be paid in cash. If the Participant does not make an election prior to the Commencement of the Service Period, such Stock Accounts shall be paid in the form of Company common stock; provided that payments made with respect to (i) any dividend equivalents that accrue pursuant to Section 4.3(e) of the Plan after May 17, 2014; (ii) Short-Term Incentive Awards that are deferred after January 1, 2014; and (iii) Performance Shares that are deferred on or after February 23, 2015 shall, in each case, be paid in cash.
For account balances in a Stock Account that accrue on or after January 1, 2016, if a Participant Separates from Service for any reason, including death or Disability, then such account balances shall be transferred to a Retirement Account and paid in cash pursuant to the Participant’s elections or Plan provisions, whichever is applicable, under Article 5 of this Plan.”

3.	Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Plan.

4.
Except as otherwise modified in this Amendment, the Plan shall remain in full force and effect. In the event of a conflict between the terms of this Amendment and the Plan, the terms of this Amendment shall control.

IN WITNESS WHEREOF, the Compensation Committee has caused this Amendment No. 1 to FirstEnergy Corp. Executive Deferred Compensation Plan, as amended and restated as of January 1, 2014, to be effective as of the date set forth above.

FIRSTENERGY CORP.

By:	/s/ James F. Pearson
Name:	James F. Pearson
Title:	Senior Vice President and
Chief Financial Officer

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